Exhibit 5.2

[Goodwin Procter LLP Letterhead]

March 6, 2026

BXP, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-294080) (as amended or supplemented, the “Registration Statement”) filed on March 6, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of any combination of securities of the types specified therein by BXP, Inc., a Delaware corporation (the “Company”), or Boston Properties Limited Partnership, a Delaware limited partnership and the Company’s operating partnership subsidiary (the “Operating Partnership”). The Registration Statement became effective upon filing with the Commission on March 6, 2026.

Reference is made to our opinion letter dated March 6, 2026 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 6, 2026 by the Company with the Commission pursuant to Rule 424(b)(7) under the Securities Act. The Prospectus Supplement relates to 13,252,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be sold by the selling stockholders listed in the Prospectus Supplement under the caption “Selling Stockholders.” The Shares may be issued by the Company upon exchange of the Operating Partnership’s 2.00% Exchangeable Senior Notes due 2030 (the “Notes”), which were issued by the Operating Partnership pursuant to the Indenture, dated as of September 29, 2025, among the Operating Partnership, the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in exchange for the Notes as provided in the Indenture, will be validly issued, fully paid and nonassessable.

BXP, Inc.

March 6, 2026

This supplemental opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated March 6, 2026 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP